Exhibit 10.44

THIRD RENEWED DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT is made as of December 6, 2024 (the “Agreement”), by and between LifeMD, Inc., a Delaware corporation (the “Company”), and Dr. Joseph DiTrolio, an individual with an address of [***] (the “Director”).

WHEREAS, the Company originally appointed the Director on or around September 4, 2014; re-entered into an agreement with Director for each subsequent year since then until present (except as described below with respect to 2023-2024); and desires to re-enter into an agreement with the Director with respect to such appointment;

WHEREAS any prior agreement between the Director and the Company concerning the Director’s work on the Board of Directors is hereby superseded, except for: (i) The entirety of the Director and Officer Indemnification Agreement signed by the Company and by the Director on November 22, 2022 remains in effect; and (ii) an award of customary Restricted Shares herein (as described in more detail below) to Director for the inadvertent failure to previously award such shares to Director for Director’s 2023-2024 service on the Board, Compensation Committee, and Nominating and Corporate Governance Committee (herein “Nominating Committee”).

WHEREAS, Director and Company agree that contemporaneous with execution of this Agreement, a Restricted Stock Award Agreement will be issued for 8,000 restricted shares, which will vest in full immediately.

WHEREAS, the Director is willing to continue to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Position. Subject to the terms and provisions of this Agreement, the Director hereby agrees to serve the Company as a member of the Company’s Board of Directors (the “Board”) (and, while a member of the Board, continue to serve as a member of the Compensation Committee and as a member of the Nominating Committee thereof), upon the terms and conditions hereinafter set forth, provided, however, that the Director’s service on the Board after the next annual stockholders’ meeting shall be subject to approval by the Company’s stockholders.

2. Duties.

(a) During the Directorship Term (as defined herein), the Director shall make reasonable business efforts to attend all Board meetings, serve on appropriate committees and subcommittees as reasonably requested by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations as appropriate and convenient, and perform such duties, services, and responsibilities—and have the authority—commensurate with such position.

(b) The Director will make reasonable efforts to promote the interests of the Company. The Company recognizes that the Director (i) is or may become a full-time executive employee of another entity, and that his responsibilities to such entity must have priority and (ii) sits, or may sit, on the board of directors of other entities. Notwithstanding the same, the Director will make reasonable efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a Director. Other than as set forth above, the Director will not, without prior notification to the Board, engage in any other business activity which could reasonably be expected to materially interfere with the performance of his duties, services, and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company (e.g., Related Party Transaction Policy, effective September 21, 2021) and of which the Director has been provided copies, provided that the foregoing shall in no way limit his activities on behalf of (i) any current or future employer and its affiliates or (ii) the board of directors of any entities on which he currently sits or hereafter joins. At such time as the Board receives such notification, the Board may require—upon a majority vote of the remaining Directors—the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services, and responsibilities hereunder.

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3. Compensation.

(a) Equity Compensation. Pursuant to the Company’s 2020 Equity and Incentive Plan (the “Plan”) and any amendments thereto, the Director shall receive, upon complete execution of this Agreement (“Execution Date”), a grant of One Hundred and Forty Thousand Dollars of value in shares, based upon the 30-day volume weighted average price (“VWAP”) lookback average price per share from the date of execution of this Agreement (i.e., $140,000/$5.68 30-day VWAP price per share as of November 30, 2024 market close = 24,648 shares), vesting in full on June 1, 2025, subject to the Director having not been previously terminated by the Company at the time of vesting.

Subject to approval of the Director’s service on the Board by the Company’s stockholder at the next annual stockholders’ meeting (in approximately mid-June 2025) and each of the next two annual meetings thereafter (i.e., in approximately June 2026 and June 2027, respectively), the aforementioned grant of One Hundred and Forty Thousand Dollars of value in shares (using the aforementioned 30-day VWAP calculation) will renew on each of July 1, 2025 and July 1, 2026, respectively, and vest in full on June 1, 2026 and June 1, 2027, respectively.

Further, in light of the Company’s inadvertent failure to previously award 8,000 restricted shares to Director for Director’s 2023-2024 service on the Board, Compensation Committee, and Nominating and Corporate Governance Committee (herein “Nominating Committee”), the Director shall receive upon the Execution Date, a grant of 8,000 restricted shares, vesting immediately on the Execution Date.

The foregoing grants of restricted shares shall be made on the Company’s customary form of restricted stock award for directors.

(b) Director Fees. In further consideration for the Director’s service on both the Board (i.e., $50,000/yr), as well as a member of the Compensation Committee (i.e., $6,250/yr) and a member of the Nominating & Governance Committee (i.e., $5,000/yr), during the Directorship Term, the Director shall be paid $15,312.50 per quarter, effective Q3 2024, payable on the first business day of each quarter (or shortly thereafter based on the first subsequent payroll issuance that occurs in the ordinary course of business), with the first two quarterly payments made contemporaneously with complete execution of this Agreement (or shortly thereafter based on the first subsequent payroll issuance that occurs in the ordinary course of business) by wire transfer (or other means) to the account designated by the Director.

(c) Independent Contractor. The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(d) Expense Reimbursements. During the Directorship Term, the Company shall reimburse the Director for (i) all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices, and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses, and (ii) any costs associated with filings required to be made by the Director or any of the entities managed or controlled by the Director to report beneficial ownership or the acquisition or disposition of securities of the Company. Any reimbursements for material expenses (as compared to reasonable out-of-pocket expenses of the Director) must be approved in advance by the Company.

4. Directorship Term. The “Directorship Term” as used in this Agreement, shall mean the period commencing on July 1, 2024 and, subject to approval of the Director’s service on the Board by the Company’s stockholder at the next annual stockholders’ meeting in 2025 and each annual meeting in 2026 and 2027, terminating on the earliest of the following to occur:

(a) the death of the Director;

(b) the termination of the Director from his membership on the Board by the mutual agreement of the Company and the Director;

(c) the removal of the Director from the Board by the majority stockholders of the Company; or

(d) the resignation by the Director from the Board.

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5. Director’s Representation and Acknowledgment. The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he has with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any officer, director, employee, stockholder, representative, or agent of the Company or any of their respective affiliates with regard to this Agreement.

6. Director Covenants.

(a) Unauthorized Disclosure. The Director agrees and understands that in the Director’s position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, services, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and proprietary, and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of the Director’s breach of his obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable and lawful under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or destroy—at the Director’s direction, unless the Company expresses that specific returns are material and necessary—all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by, or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to the Director if requested by him/her in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company. Nothing contained herein shall be deemed to preclude or restrict the Director from making any legally required disclosures or from making disclosures pursuant to any whistleblower or similar statutory or regulatory regime.

(b) Non-Solicitation. During the Directorship Term and for a period of one (1) year thereafter, the Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer (including those reasonably expected to be a customer) of the Company or otherwise had a material business relationship with the Company.

(c) Non-Compete. During the Directorship Term and for a period of one (1) year thereafter, without the Board’s approval, the Director shall not in any manner, through any person, firm, or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor, or employee of or consultant to any other corporation or enterprise, directly engage in the business of developing, marketing, selling, or supporting technology to or for businesses in which the Company engages in or in which the Company has an actual intention, as evidenced by the Company’s written business plans created during the Directorship Term, to engage in, within any geographic area in which the Company is then conducting such business. Nothing in this Section 6 shall prohibit the Director from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of the outstanding stock of any class of securities of a corporation, which is publicly traded, so long as the Director has no active participation in the business of such corporation.

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(d) Insider Trading. The Director understands and acknowledges that the securities of the Company are publicly traded and subject to the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, the Director agrees to: (i) refrain from trading in securities of the Company while in possession of material nonpublic information, (ii) refrain from disclosing any material nonpublic information to anyone except as permitted in connection with the performance of the Director’s duties hereunder or as required by law, and (iii) communicate to any person who, to the Director’s knowledge, receives any material nonpublic information, that such information is material nonpublic information and that the trading and disclosure restrictions in clause (i) above also apply to such person.

(e) Remedies. The Director agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Director, therefore, also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 6.

(f) The provisions of this Section 6 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7. Termination for Cause. The Company may terminate the engagement of the Director if the Board determines—upon a majority vote of the remaining Directors—that the Director has:

(a) materially breached any provision hereof or habitually neglected the duties which the Director was required to perform under any provision of this Agreement;

(b) misappropriated funds or property of the Company or otherwise engaged in acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude, even if not in connection with the performance of the Director’s duties hereunder, which could reasonably be expected to result in serious prejudice to the interests of the Company if the Director was retained as a director;

(c) secured any personal profit not completely disclosed to and approved by the Company in connection with any transaction entered into on behalf of or with the Company or any affiliate of the Company; or

(d) failed to carry out and perform duties assigned to the Director in accordance with the terms hereof in a manner acceptable to the Board after a written demand for substantial performance is delivered to the Director which identifies the manner in which the Director has not substantially performed the Director’s duties and provided further that the Director shall be given a reasonable opportunity to cure such failure.

For purposes of this section, the Director shall not be terminated for Cause without: (i) reasonable notice to the Director setting forth the reasons for the Company’s intention to Terminate for Cause and a reasonable opportunity to cure such situation (if capable of cure), (ii) an opportunity for the Director, together with counsel, to be heard before the Board, and (iii) delivery to the Director of a notice of termination from the Board of the Company, finding that, in the good faith opinion of the Board, the Director had engaged in the conduct set forth above and specifying the particulars thereof in detail.

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8. Indemnification. The Director and Officer Indemnification Agreement signed by the Company and by the Director on July 1, 2022 remains in effect.

9. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

10. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, overnight delivery, registered or certified mail—all with postage prepaid and return receipt requested—or email with read receipt confirmation, to:

If to the Company:

LifeMD, Inc.

236 5th Avenue, 4th Floor

New York, NY 10001

Attn:	Justin Schreiber, CEO
justin@lifemd.com
and/or
Legal Department
legal@lifemd.com

If to the Director:

Dr. Joseph DiTrolio
[***]
[***]
[***]
[***]

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 10.

11. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger), and assigns, as applicable. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

12. Entire Agreement. This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

13. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

14. Governing Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

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15. Dispute Resolution. In the event of any dispute arising under or pursuant to this Agreement, the parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation (with the exception of emergency injunctive relief). If the parties are unable to resolve the dispute within thirty (30) days, then the parties agree to mediate the dispute with a mutually agreed upon mediator in New York, NY (or other mutually agreed upon location), where Delaware law shall apply. If the parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. The parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation. If the mediation does not resolve the dispute, then the parties irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

16. Legal Fees. The parties hereto agree that the non-prevailing party in any dispute, claim, action, or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute if the Director’s position in such Dispute was found by the court, arbitrator, or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

17. Mutual Non-Disparagement. The parties mutually agree to forbear from making, causing to be made, publishing, ratifying, or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Nothing herein shall prohibit Director from enforcing his rights under the restricted stock award agreement.

18. Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended, or waived except by an instrument in writing duly signed by the party to be charged.

19. Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[-Signature Page Follows-]

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IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board, and the Director has hereunto set his hand, on the day and year first above written.

LIFEMD, INC.

By:	/s/ Justin Schreiber
Justin Schreiber
Chief Executive Officer

DIRECTOR

By:	/s/ Joseph DiTrolio
Joseph DiTrolio, an individual

[Signature Page To Director Agreement]

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